Exhibit  3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ATOSSA GENETICS INC.

Atossa Genetics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:

That the Board of Directors of the Corporation has duly adopted resolutions authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended (this “Amendment”) to change the name of the Corporation from “Atossa Genetics Inc.” to “Atossa Therapeutics, Inc.”

SECOND:

That this Amendment was duly adopted in accordance with the terms of the Amended and Restated Certificate of Incorporation, as amended, and the applicable provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors.

THIRD:

That upon the effectiveness of this Amendment, the Amended and Restated Certificate of Incorporation, as amended, is hereby amended such that ARTICLE I is amended and restated in its entirety to read as set forth below, with no other changes to be made.

FOURTH:	This Amendment shall be effective as of January 6, 2020, at 12:01 a.m., Eastern Time (the “Effective Time”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by Kyle Guse, its Chief Financial Officer, Secretary and General Counsel, this 3rd day of January, 2020.

ATOSSA GENETICS INC.

By:	/s/Kyle Guse
Name:	Kyle Guse
Title:	Chief Financial Officer, Secretary and General Counsel